HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Global Clean Energy Holdings, Inc.

We consent to the incorporation by reference in Registration Statement on Form S-8 (nos. 333-92446) of Global Clean Energy Holdings, Inc. of our report dated March 31, 2010, appearing in this Annual Report of Form 10-K of Global Clean Energy Holdings, Inc. for the year ended December 31, 2009.

/s/ HANSEN, BARNETT & MAXWELL, P.C.
HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
March 31, 2010